Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway
Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 30, 2018 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 30, 2018.

Sales increased 4% to $306.2 million from $295.4 million in last year’s third quarter. Net earnings increased 3% to $26.1 million in the current quarter from $25.3 million last year. Earnings per diluted share increased 4% to $1.39 for the third quarter from $1.34 last year. Operating income decreased 8% to $34.9 million in the current quarter from $37.8 million in the year ago quarter.

For the nine months ended June 30, 2018, sales increased 9% to $837.5 million from $767.5 million in last year’s nine months.  Net earnings increased 46% to $80.2 million in the nine months from $54.8 million last year. Earnings per diluted share increased 47% to $4.27 from $2.91 last year. Operating income decreased 2% to $79.6 million this year from $81.2 million last year.

Net earnings for the current year quarter benefited from a $3.5 million, or $0.18 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017.   Our effective tax rate in the quarter decreased to 28.1% from 35.4% last year.

Net earnings for the current year nine months benefited from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and a $7.4 million, or $0.40 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017. Net earnings were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax required under the new tax law. Excluding the deferred tax gain and the one-time repatriation tax, our effective tax rate decreased to 28.4% from 35.0% in the prior year nine months reflecting the reduction in the federal statutory rate to 21% from 35% for the last three quarters of fiscal 2018. The gain on the re-measurement of deferred tax liabilities and the one-time repatriation tax are preliminary estimates.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “While our ICEE business continues to perform well and although we continue to be impacted by higher costs and other challenges throughout our businesses,  we are determined to improve our operations and margins  going forward.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 30,	June 24,	June 30,	June 24,
	2018	2017	2018	2017

Net Sales	$306,239	$295,415	$837,550	$767,498

Cost of goods sold	211,764	200,651	592,518	534,022
Gross Profit	94,475	94,764	245,032	233,476

Operating expenses
Marketing	25,589	25,571	69,672	67,435
Distribution	24,325	21,865	67,901	58,537
Administrative	9,654	9,588	28,014	26,404
Other general expense (income)	38	(60)	(193)	(138)
Total operating expenses	59,606	56,964	165,394	152,238

Operating Income	34,869	37,800	79,638	81,238

Other income (expense)
Investment income	1,705	1,422	4,687	3,824
Interest expense & other	(209)	(80)	267	(651)

Earnings before income taxes	36,365	39,142	84,592	84,411

Income taxes	10,236	13,838	4,381	29,580

NET EARNINGS	$26,129	$25,304	$80,211	$54,831

Earnings per diluted share	$1.39	$1.34	$4.27	$2.91

Weighted average number of diluted shares	18,822	18,846	18,801	18,818

Earnings per basic share	$1.40	$1.35	$4.29	$2.93

Weighted average number of basic shares	18,698	18,727	18,683	18,708

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	September 30,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$95,628	$90,962
Marketable securities held to maturity	30,271	59,113
Accounts receivable, net	131,776	124,553
Inventories	116,194	103,268
Prepaid expenses and other	6,857	3,936
Total current assets	380,726	381,832

Property, plant and equipment, at cost
Land	2,494	2,482
Buildings	26,582	26,741
Plant machinery and equipment	279,077	257,172
Marketing equipment	285,689	278,860
Transportation equipment	8,648	8,449
Office equipment	27,948	25,302
Improvements	38,657	38,003
Construction in progress	13,174	16,880
Total Property, plant and equipment, at cost	682,269	653,889
Less accumulated depreciation and amortization	445,001	426,308
Property, plant and equipment, net	237,268	227,581

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	58,646	61,272
Marketable securities held to maturity	103,548	60,908
Marketable securities available for sale	28,908	30,260
Other	2,625	2,864
Total other assets	296,238	257,815
Total Assets	$914,232	$867,228

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$336	$340
Accounts payable	79,489	72,729
Accrued insurance liability	11,929	10,558
Accrued liabilities	7,770	7,753
Accrued compensation expense	15,147	19,826
Dividends payable	8,415	7,838
Total current liabilities	123,086	119,044

Long-term obligations under capital leases	833	904
Deferred income taxes	50,228	62,705
Other long-term liabilities	2,010	2,253

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,697,000 and 18,705,000 respectively	23,047	17,382
Accumulated other comprehensive loss	(13,770)	(8,875)
Retained Earnings	728,798	673,815
Total stockholders' equity	738,075	682,322
Total Liabilities and Stockholders' Equity	$914,232	$867,228

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Nine months ended
	June 30,	June 24,
	2018	2017
Operating activities:
Net earnings	$80,211	$54,831
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	31,929	28,060
Amortization of intangibles and deferred costs	2,639	3,336
Share-based compensation	2,874	2,240
Deferred income taxes	(12,502)	(347)
Loss(gain)on sale and redemption of marketable securities	32	(13)
Other	(3)	712
Changes in assets and liabilities net of effects from purchase of companies
Increase in accounts receivable	(7,530)	(23,385)
Increase in inventories	(13,020)	(12,154)
(Increase)decrease in prepaid expenses	(2,949)	10,035
Increase in accounts payable and accrued liabilities	3,606	20,023
Net cash provided by operating activities	85,287	83,338
Investing activities:
Payment for purchases of companies, net of cash acquired	-	(42,058)
Purchases of property, plant and equipment	(43,344)	(57,151)
Purchases of marketable securities	(65,227)	(27,269)
Proceeds from redemption and sales of marketable securities	51,417	14,681
Proceeds from disposal of property, plant and equipment	1,895	1,385
Other	171	(404)
Net cash used in investing activities	(55,088)	(110,816)
Financing activities:
Payments to repurchase common stock	(2,794)	(3,374)
Proceeds from issuance of stock	5,561	4,745
Payments on capitalized lease obligations	(278)	(273)
Payment of cash dividend	(24,652)	(22,992)
Net cash used in financing activities	(22,163)	(21,894)
Effect of exchange rate on cash and cash equivalents	(3,370)	1,334
Net increase (decrease) in cash and cash equivalents	4,666	(48,038)
Cash and cash equivalents at beginning of period	90,962	140,652
Cash and cash equivalents at end of period	$95,628	$92,614

	Three months ended		Nine months ended
	June 30,	June 24,	June 30,	June 24,
	2018	2017	2018	2017

(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$53,880	$45,069	$151,649	$129,556
Frozen juices and ices	12,825	16,281	29,448	33,453
Churros	16,739	17,536	46,603	46,693
Handhelds	9,974	8,574	30,667	24,155
Bakery	93,082	89,712	278,828	248,795
Other	5,201	5,938	16,235	14,833
Total Food Service	$191,701	$183,110	$553,430	$497,485

Retail Supermarket
Soft pretzels	$7,332	$7,496	$27,925	$25,626
Frozen juices and ices	28,785	27,317	53,950	50,359
Handhelds	2,960	3,548	8,749	10,374
Coupon redemption	(1,278)	(1,092)	(2,647)	(3,246)
Other	733	873	1,715	2,260
Total Retail Supermarket	$38,532	$38,142	$89,692	$85,373

Frozen Beverages
Beverages	$50,343	$48,714	$118,932	$108,812
Repair and maintenance service	19,693	18,549	58,005	54,327
Machines sales	5,644	6,496	16,652	20,547
Other	326	404	839	954
Total Frozen Beverages	$76,006	$74,163	$194,428	$184,640

Consolidated Sales	$306,239	$295,415	$837,550	$767,498

Depreciation and Amortization:
Food Service	$6,237	$6,028	$19,376	$18,155
Retail Supermarket	332	221	980	859
Frozen Beverages	4,860	4,437	14,212	12,382
Total Depreciation and Amortization	$11,429	$10,686	$34,568	$31,396

Operating Income:
Food Service	$19,663	$22,005	$54,098	$58,695
Retail Supermarket	3,203	4,890	8,295	8,390
Frozen Beverages	12,003	10,905	17,245	14,153
Total Operating Income	$34,869	$37,800	$79,638	$81,238

Capital Expenditures:
Food Service	$10,172	$16,923	$25,872	$35,536
Retail Supermarket	273	15	376	228
Frozen Beverages	6,618	7,230	17,096	21,387
Total Capital Expenditures	$17,063	$24,168	$43,344	$57,151

Assets:
Food Service	$672,861	$631,131	$672,861	$631,131
Retail Supermarket	24,215	25,212	24,215	25,212
Frozen Beverages	217,156	209,441	217,156	209,441
Total Assets	$914,232	$865,784	$914,232	$865,784

Results of Operations

Net sales increased $10,824,000 or 4% to $306,239,000 for the three months and $70,052,000 or 9% to $837,550,000 for the nine months ended June 30, 2018 compared to the three and nine months ended June 24, 2017. Excluding first twelve months’ sales from Hill & Valley, Inc., acquired in January 2017, an ICEE distributor located in the Southeast acquired in June 2017 and Labriola Bakery which was acquired in August 2017, sales for the three months increased $6,329,000 or 2% from last year and sales for the nine months increased $38,365,000, or 5% from last year.

FOOD SERVICE

Sales to food service customers increased $8,591,000 or 5% in the third quarter to $191,701,000 and increased $55,945,000 or 11% for the nine months. Excluding first twelve months’ sales of Hill & Valley and Labriola, sales increased $4,596,000 or 3% for the third quarter and $26,161,000 or 5% for the nine months. Soft pretzel sales to the food service market increased 20% to $53,880,000 in the three months and 17% to $151,649,000 in the nine months and about 11% and 10% in the three and nine months without Labriola sales. In addition to Labriola sales, soft pretzel sales increased significantly due to increased distribution to restaurant chains and movie theatres and we had strong sales of our recently introduced BRAUHAUS pretzels.

Frozen juices and ices sales decreased 21% to $12,825,000 in the three months and decreased 12% to $29,448,000 in the nine months due entirely to lower sales to warehouse club stores because of a loss of a promotion and because of reduced distribution.

Churro sales to food service customers were down 5% in the third quarter to $16,739,000 and were essentially unchanged at $46,603,000 in the nine months, with sales increases and decreases across our customer base but with particularly lower sales to one warehouse club store in the third quarter which last year had sales of a new product since discontinued.

Sales of bakery products increased $3,370,000 or 4% in the third quarter to $93,082,000 and increased $30,033,000 or 12% for the nine months. Excluding sales of Hill & Valley and Labriola, bakery sales were up 3% for the quarter and 4% for the year primarily due to increased sales to several customers.

Sales of handhelds increased $1,400,000 or 16% in the third quarter and $6,512,000 or 27% for the nine months with the increase in both periods coming primarily from sales to two customers. Sales of funnel cake decreased $535,000 or 10% in the quarter to $5,094,000 and increased $1,512,000 or 11% for the nine months to $15,435,000 as we continue to increase sales to school food service. Sales of a limited time only funnel cake sold for distribution into independent fast food restaurant chains were down approximately $350,000 in both periods compared to a year ago and lower sales to one fast food restaurant chain accounted for the balance of the decrease in this year’s quarter’s sales.

Sales of new products in the first twelve months since their introduction were approximately $4 million in this quarter and $17 million in the nine months. Price increases accounted for approximately $2.4 million of sales in the quarter and $6.0 million of sales in the nine months and net volume increases, including new product sales as defined above and Hill & Valley and Labriola sales, accounted for approximately $6 million of sales in the quarter and $50 million of sales in the nine months.

Operating income in our Food Service segment decreased from $22,005,000 to $19,663,000 in the third quarter and decreased from $58,695,000 to $54,098,000 in the nine months. Last year’s operating income in the third quarter and nine months benefited from a $1.8 million gain on an insurance recovery related to product quality issues in our 2016 fiscal year which was recorded as a reduction of cost of goods sold. This year’s quarter and nine months was impacted by approximately $1.3 million and $3.3 million, respectively, of higher distribution expenses primarily due to higher fuel costs and the recent implementation of the electronic logging device mandate. Additionally, lower sales of our MARY B’s biscuits and related costs due to our recall in early January impacted our operating income by approximately $500,000 in the third quarter and $1.0 million in the nine months. Hill & Valley contributed improved operating income of $364,000 in the third quarter and $2.1 million in the nine months. For the third quarter and nine months, operating income in the balance of our food service business was impacted by generally higher costs for payroll and insurance, added personnel in the selling function, product mix changes and significantly lower volume concentrated in specific facilities and higher ingredients costs. Operating income in the first quarter was impacted by inefficiencies at our recently acquired Labriola production facility (compounded by the integration of products previously manufactured at other facilities) and shutdown costs of our Chambersburg facility; both of which had little impact beyond the first quarter.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $390,000 or 1% to $38,532,000 in the third quarter and increased $4,319,000 or 5% in the nine months. Soft pretzel sales for the third quarter were down 2% to $7,332,000 and up 9% to $27,925,000 for the nine months. The nine month increase was primarily due to sales of AUNTIE ANNE’S* soft pretzels under a license agreement entered into in 2017. Sales of frozen juices and ices increased $1,468,000 or 5% to $28,785,000 in the third quarter and were up $3,591,000 or 7% to $53,950,000 for the nine months primarily due to sales of SOUR PATCH KIDS** frozen novelties under a new license agreement. Handheld sales to retail supermarket customers decreased 17% to $2,960,000 in the third quarter and decreased 16% to $8,749,000 for the nine months as the sales of this product line in retail supermarkets continues their long term decline.

Sales of new products in the third quarter were approximately $3 million and were $7 million for the nine months. Price increases had no impact on sales in the quarter and nine months and net volume increases, including new product sales as defined above accounted for $390,000 of sales in the quarter and $4.3 million of sales in the nine months.

Operating income in our Retail Supermarkets segment was $3,203,000 in this year’s third quarter compared to $4,890,000 in last year’s quarter and was $8,295,000 in this year’s nine months compared to $8,390,000 in last year’s nine months. Contributions to the lower operating income in this year’s quarter were lower sales of soft pretzels and LUIGI’S Real Italian Ice and increases in trade spending, coupon redemptions and distribution costs.

   * AUNTIE ANNE’S is a registered trademark of Auntie Anne’s LLC.

**SOUR PATCH KIDS is a registered trademark of Mondelez International Group

FROZEN BEVERAGES

Frozen beverage and related product sales increased 2% to $76,006,000 in the third quarter and increased 5% to $194,428,000 in the nine month period. Excluding sales of the acquired ICEE distributor, frozen beverages and related product sales were up about 2% for the third quarter and 4% for the nine month period. Beverage sales alone were up 3% to $50,343,000 in the third quarter and up 9% to $118,932,000 for the nine months. Without the acquired ICEE distributor, beverage sales alone were up about 2% for the quarter and 8% for the nine months. Gallon sales were up 7% for the third quarter and 7% for the nine months with higher sales to movie theatres and across our customer base. Service revenue increased 6% to $19,693,000 in the third quarter and 7% to $58,005,000 for the nine months with sales increases concentrated to several customers.

Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, were $5,644,000, a decrease of 13% for the quarter, and $16,652,000, a decrease of 19% for the nine month period.

Operating income in our Frozen Beverage segment increased to $12,003,000 in this year’s quarter and to $17,245,000 for this year’s nine months compared to $10,905,000 and $14,153,000 in last years’ quarter and nine months, respectively, as a result of higher beverage sales and service revenue.

CONSOLIDATED

Gross profit as a percentage of sales was 30.85% in the third quarter and 32.08% last year.  Gross profit as a percentage of sales was 29.26% in the nine month period this year and 30.42% last year.  Without the gain on insurance recovery of $1.8 million recorded in last year’s third quarter related to certain product quality issues in our 2016 fiscal year, gross profit as a percentage of sales would have been 31.48% in last year’s third quarter and 30.19% in the nine months last year. For the nine months, the decrease was caused by higher costs for payroll and insurance, inefficiencies in our recently acquired Labriola production facility (compounded by the integration of products previously manufactured at other facilities), product mix changes, significantly lower volume concentrated in specific facilities, lower sales of our MARY B’S biscuits and related costs due to our recall in early January, shutdown costs of our Chambersburg, PA production facility and higher ingredients costs. Of these, the inefficiencies at Labriola and shutdown costs of our Chambersburg facility had little impact in our third quarter.

Total operating expenses increased $2,642,000 in the third quarter and as a percentage of sales increased to 19.5% from 19.3% last year. For the nine months, operating expenses increased $13,156,000, and as a percentage of sales decreased from 19.8% to 19.7%. Marketing expenses decreased to 8.4% of sales in this year’s quarter from 8.7% last year primarily because of lower spending to support warehouse club store sales in our foodservice business and lower marketing expenses of the acquired Labriola business. Marketing expenses were 8.3% in this year’s nine months compared to 8.8% of sales in last year’s nine months primarily because of lower media spending in our retail supermarket business in the first six months of the year, lower spending to support warehouse club store sales in our foodservice business and lower marketing expenses of the acquired Hill & Valley and Labriola businesses. Distribution expenses were 7.9% of sales in the third quarter and 7.4% of sales in last year’s quarter and were 8.1% in this year’s nine months compared to 7.6% of sales in last year’s nine months. Distribution expenses have increased due to higher fuel costs and the recent implementation of the electronic logging device mandate. We expect distribution expenses to remain higher for at least the remainder of our 2018 fiscal year. Administrative expenses were 3.2% of sales in the third quarter compared to 3.2% of sales last year in the third quarter and were 3.3% in this year’s nine months compared to 3.4% of sales in last year’s nine months.

Operating income decreased $2,931,000 or 8% to $34,869,000 in the third quarter and decreased $1,600,000 or 2% to $79,638,000 in the nine months as a result of the aforementioned items.

Investment income increased by $283,000 and $863,000 in the third quarter and nine months, respectively, resulting from higher amounts invested and higher interest rates.

Other income for this year’s nine months includes a $520,000 gain on a sale of property; other expense in last year’s quarter and nine months includes $53,000 and $567,000, respectively, of acquisition costs for the Hill & Valley and ICEE distributor purchases.

Net earnings increased $825,000, or 3%, in the current three month period to $26,129,000 and were $80,211,000 for the nine month period this year compared to $54,831,000 for the nine month period last year.

Net earnings for the nine months ended June 30, 2018 benefited from a $20.9 million, or $1.11 per diluted share, gain on the remeasurement of deferred tax liabilities and a $7.4 million, or $0.40 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017. Net earnings for the nine months were impacted by a $1.2 million, or $.06 per diluted share, provision for the one time repatriation tax required under the new tax law. For the three months ended June 30, 2018, net earnings benefited by a $3.5 million, or $.18 per diluted share, reduction in income taxes primarily related to the lower corporate tax rate. Excluding the deferred tax gain and the one-time repatriation tax, our effective tax rate decreased to 28.1% from 35.4% in the prior year quarter and to 28.4% from 35.0% in prior year nine months reflecting the reduction in the federal statutory rate to 21% from 35% on January 1, 2018. Last year’s nine months’ effective tax rate benefited from an unusually high tax benefit on share based compensation of $2,060,000 which compares to this year’s nine month’s tax benefit of $909,000. We are presently estimating an effective tax rate of 28-29% for the last quarter of our fiscal year 2018 and 26-27% for our fiscal year 2019.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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